Exhibit 99.1

Interlink Electronics Announces Conversion of Series A Preferred Stock to Common Stock

FREMONT, Calif., October 15, 2025 (GLOBE NEWSWIRE) -- Interlink Electronics, Inc. (Nasdaq: LINK) (the “Company”), a global leader in sensor technology and printed electronic solutions, announced today the conversion (the “Mandatory Conversion”) of all outstanding shares of 8.00% Series A Convertible Preferred Stock (the “Series A Preferred Stock”) pursuant to and in accordance with Section 7 of the Company’s Certificate of Designations, Preferences, Limitations Restrictions and Relative Rights of Series A Preferred Stock (as amended, the “Certificate of Designations”).

Under Section 7 of the Certificate of Designations, the Company may elect to automatically convert all shares of Series A Preferred Stock into shares of Common Stock of the Company, par value $0.001 per share (“Common Stock”), at any time on or after April 22, 2022 if the closing price of the Common Stock equals or exceeds one hundred twenty percent (120%) of the Conversion Price (as defined in the Certificate of Designations), or $10.00 per share, for at least twenty (20) Trading Days (as defined in the Certificate of Designations) within a period of thirty (30) consecutive Trading Days immediately preceding the business day on which the Company issues a press release announcing the mandatory conversion of Series A Preferred Stock (collectively, all of the foregoing, the “Conversion Conditions”). The foregoing Conversion Conditions have been satisfied, and thus each share of Series A Preferred Stock outstanding immediately prior to the Mandatory Conversion has, effective as of the issuance of this press release, been converted into three (3) shares of Common Stock pursuant to and in accordance with Section 7 of the Certificate of Designations.

Stockholders should direct any questions concerning the Mandatory Conversion to the Company, attention Ryan Hoffman, by email at rhoffman@iefsr.com or by telephone at (949) 504-4454.

About Interlink Electronics, Inc.

Interlink Electronics is a leading provider of sensors and printed electronic solutions, boasting 40 years of success in delivering mission-critical technologies across diverse markets. Our customers, including global blue-chip companies, trust our products and solutions, which span various markets, including medical, industrial, automotive, wearables, IoT, and other specialty markets. Our expertise in materials science, manufacturing, embedded electronics, firmware, and software enables us to create custom solutions tailored to our customers’ unique needs.

We serve our international customer base from our corporate headquarters and proprietary gas sensor production and product development facility in Fremont, California (Silicon Valley area); our Global Product Development and Materials Science Center and distribution and logistics center in Camarillo, California; and our advanced printed-electronics manufacturing facilities in Shenzhen, China; Irvine, Scotland; and Barnsley, England. For more information, please visit www.InterlinkElectronics.com.

Company Contact:

Interlink Electronics, Inc.

Steven N. Bronson, CEO

LINK@IESensors.com

805-623-4184

Investor Relations Contact:

Gateway Group, Inc.

Matt Glover and Clay Liolios

LINK@IESensors.com

949-574-3860